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                                                                EXHIBIT 99.B5(b)
                         NICHOLAS-APPLEGATE FUND, INC.
                             SUBADVISORY AGREEMENT


     Agreement made as of this 10th day of June, 1991 by and among Prudential Mutual Fund Management Inc., a Delaware corporation (PMF or the Manager), Nicholas-Applegate Capital Management, a California limited partnership (the Subadviser), and Nicholas-Applegate Fund, Inc., a Maryland corporation (the
Fund).

     WHEREAS, the Manager has entered into a Management Agreement, dated June 10, 1991 (the Management Agreement), with the Fund, a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PMF will act as Manager of the Fund.

     WHEREAS, PMF desires to retain the Subadviser to provide investment advisory services to the Fund in connection with the management of the Fund and the Subadviser is willing to render such investment advisory services.

     NOW, THEREFORE, the Parties agree as follows:

     1. (a) Subject to the supervision of the Manager and of the Board of Directors of the Fund, the Subadviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

              (i) The Subadviser shall provide supervision of the Fund's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

              (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Charter, By-laws and Prospectus of the Fund and with the instructions and directions of the Manager and of the Board of Directors of the Fund and shall conform

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to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations.

          (iii) The Subadviser shall determine the securities to be purchased or sold by the Fund and shall place orders with or through such persons, brokers or dealers (including but not limited to Prudential Securities Incorporated) as may be necessary or desirable to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectus or as the Board of Directors may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other research services and products provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research services and products and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the information, services and products provided by such brokers may be useful to the Subadviser in connection with the Subadviser's services to other clients.

     On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so


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purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b) (5), (6),
(7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request.

          (v) The Subadviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Manager with such information upon request of the Manager.

          (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

     (b) The Subadviser shall authorize and permit any of its officers who are officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such officers or employees.

     (c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser shall surrender promptly to the Fund any of such records upon the Fund's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Securities and Exchange Commission (the Commission) under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

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     2.   The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

     3. The Manager shall pay the Subadviser, as compensation for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at an annual rate of .75 of 1% of the Fund's average daily net assets.

     4. In the event the expenses of the Fund for any fiscal year (including the fees payable to the Manager but excluding interest, taxes, brokerage commissions, distribution fees and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established and enforced pursuant to the statute or regulation of any jurisdiction in which shares of the Fund are then qualified for offer and sale, the compensation due the Subadviser shall be reduced by 60% of the amount of such excess. Any such reduction in the fee payable to the Subadviser shall be made monthly and shall be subject to readjustment during the year.

     5. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadvisers' part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The Fund shall indemnify the Subadviser and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Subadviser in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Subadviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Determinations of whether and the extent to which the Subadviser is entitled to indemnification hereunder shall be made by reasonable and fair means, including (a) a final decision on the merits by a court or other body before whom the action, suit or other proceeding was brought that the Subadviser was or was not liable by reason of willful

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misfeasance, bad faith, gross negligence, reckless disregard of its duties or breach of its fiduciary duty or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Subadviser was or was not liable by reason of such misconduct by (i) the vote of a majority of a quorum of the directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the action, suit or other proceeding or (ii) an independent legal counsel in a written opinion.

           If any person who is a director, officer or employee of the Subadviser is or becomes a director, officer or employee of the Fund and acts as such in any business of the Fund pursuant to this Agreement, then such director, officer or employee of the Subadviser shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer or employee of the Subadviser or under the control or direction of the Subadviser, although paid by the Subadviser.

     6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     7. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, officers or employees who may also be a director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     8. During the term of this Agreement, the Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to

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stockholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     9. During the term of this Agreement the Subadviser shall notify the Manager of any change in the membership of the Subadviser's partnership within a reasonable time after such change.

     10. The Subadviser agrees that the Fund may, so long as this Agreement remains in effect, use "Nicholas-Applegate" as part of its name. The Manager hereby acknowledges that the name "Nicholas-Applegate" is a property right of the Subadviser. The Subadviser, Arthur E. Nicholas or Fred C. Applegate may, upon termination of this Agreement, require the Fund to refrain from using the name "Nicholas-Applegate" in any form or combination in its name or in its business, and the Fund shall, as soon as practicable following its receipt of any such request from the Subadviser, Arthur E. Nicholas or Fred C. Applegate, so refrain from using such name.

     11. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     12.  This Agreement shall be governed by the laws of the State of New York.


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          IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       PRUDENTIAL MUTUAL FUND MANAGEMENT, INC.


                                       By /s/ Robert F. Gunia
                                         --------------------------------
                                         Robert F. Gunia
                                         Executive Vice President


                                       NICHOLAS-APPLEGATE CAPITAL MANAGEMENT


                                       By /s/ Arthur E. Nicholas
                                         --------------------------------
                                         Arthur E. Nicholas
                                         Chairman and Chief Investment Officer


                                       NICHOLAS-APPLEGATE FUND, INC.

                                       By /s/ Fred C. Applegate
                                         -------------------------------
                                         Fred C. Applegate
                                         President

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